UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 1, 2013

VYSTAR CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	000-53754	20-2027731
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3235 Satellite Blvd., Building 400, Suite 290, Duluth GA	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(770) 965-0383

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2013, W. Dean Waters, age 47, was appointed Chief Financial Officer of the Company, replacing Monica Schreiber, the Company’s temporary Acting Chief Financial Officer. Mr. Waters, a director of the Company and Chairman of the Company’s Audit Committee, founded and is Managing Director of FiveFold Capital, a company focused on the capital needs of community banks. Mr. Waters has more than twenty years of diversified business experience, sixteen of which has been focused on raising capital. Over his career, Mr. Waters has raised both equity and debt financings totaling more than $5 billion. Prior to FiveFold Capital, he was Senior Vice President in Commerce Street Capital’s Bank Development Group managing both initial and secondary community bank capital offerings. Mr. Waters founded and was Managing Partner of Poseidon Capital Investments, LLC and was Director of Equity and Debt Syndications at Global Capital Finance. He was Senior Vice President, Director and one of the founding members of the Capital Markets Group within GMAC Commercial Finance’s Equipment Finance Division. Mr. Waters began his finance career at NationsBank, predecessor to the current Bank of America and in less than five years became the Managing Director of Equity Distributions of Bank of America Leasing & Capital Group. Mr. Waters received a B.S. in Economics from East Carolina University in Greenville, N.C., and earned an M.B.A., with honors, from Wake Forest University’s Babcock Graduate School of Management in Winston-Salem, N.C. He also represented Wake Forest in the European Business Studies program at St. Peters College of Oxford University and served eight years as a board member on the Babcock Graduate School of Management’s Alumni Council. He holds multiple securities licenses. In connection with his appointment as Chief Financial Officer, Mr. Waters resigned his position as Chairman and member of the Company’s Audit Committee. Paul A. Yeoham, a director of the Company and a member of the Company’s Audit Committee, was appointed Chairman of the Audit Committee and D. Thomas Marsh, a director of the Company, was appointed a member of the Audit Committee.

Mr. Waters and the Company entered into an Executive Employment agreement dated April 1, 2013 which contains the following terms:

•	Annual base salary of $120,000.
•	Terminable at will by either party upon 30 days notice.
•	Grant of 250,000 options to purchase Company common stock with an exercise price of $.15 per share of common stock, which options vest 100,000 at date of grant and 50,000 each on the first, second and third anniversaries of the date of the initial grant. Such options have a term of ten years.
•	Grant of 500,000 options to purchase Company common stock with an exercise price of $.15 per share of common stock, which options vest (a) 125,000 upon the attainment of EBITDA (earnings before interest, taxes, depreciation and amortization) of breakeven or better for the period from April 1, 2013, to March 31, 2014, (b) an additional 125,000 upon the attainment of annual EBITDA of $250,000 or better for the period from April 1, 2013, to March 31, 2014, and (c) the balance upon attainment of annual EBITDA of $500,000 or better for the period from April 1, 2013, to March 31, 2014. Such options have a term of ten years.
•	Annual cash bonus equal to 10% of the Company’s earnings before taxes up to a maximum of $30,000.
•	Customary noncompetition and nonsolicitation provisions.
•	Severance compensation of 100% of base salary for three months if Mr. Waters’ employment is terminated without cause on or after April 1, 2014.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated April 4, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYSTAR CORPORATION
April 4, 2013

	By:	/s/ William R. Doyle
William R. Doyle
Chairman, CEO and President